Exhibit 99.1

RISK FACTORS

Real Estate Investment Risks

      We have significant international operations that carry additional risks.

      We invest in, and conduct, operations outside the United States. After increasing our investment and ownership position in Shurgard Europe, we will face increased exposure to risks related to Shurgard Europe’s operations. The inherent risks we face in international business operations, include, but are not limited to:

•	economic slowdown and/or downturn in foreign markets;

•	currency risks, including currency fluctuations;

•	unexpected changes in legislative and regulatory requirements;

•	longer accounts receivable payment cycles;

•	difficulties in staffing and managing international operations;

•	potentially adverse tax burdens;

•	obstacles to the repatriation of earnings and cash;

•	regional, national and local political uncertainty;

•	reduced protection for intellectual property in some countries; and

•	burdens of complying with different permitting standards and a wide variety of foreign laws.

      Each of these risks might impact our cash flow or impair our ability to borrow funds, which ultimately could materially adversely affect our business, financial condition and operating results.

      Shurgard Europe’s operations have not been profitable and may not become profitable.

      New and recently developed self storage centers require a significant amount of start up capital and generally take a considerable amount of time to complete the lease-up period. During this lease-up period, these properties are not profitable. Because approximately 70% of Shurgard Europe’s properties have been developed since January 1, 2000 and are still undergoing lease-up, most of these properties, and therefore Shurgard Europe’s operations in general, have not been profitable. We cannot assure you that these properties, or other properties that Shurgard Europe acquires and develops, will become profitable even after the lease-up periods. Failure of Shurgard Europe’s operations to become profitable would have a material adverse effect upon our business, financial condition and operating results.

      Our growth strategy in Europe may not be successful.

      We entered the European market in 1995 because we believed that the size and potential growth of that market made it a significant opportunity for our continued growth. Through the acquisition of CSFB’s, AIG’s and Deutsche Bank’s interests in Shurgard Europe, our increased ownership of Recom and our new joint venture through First Shurgard, we intend to increase our European operations significantly. Even if we complete the transactions to increase our ownership interest in Shurgard Europe, our ability to achieve our strategy in Europe depends on a number of factors, including:

•	the continued acceptance of the self storage concept in a market where the concept remains relatively new;

•	the continued demand for self storage in stabilized markets;

•	our ability to compete effectively as the European market develops and we face increased competition; and

•	our ability to locate, acquire and develop appropriate new properties.

      We cannot assure you that we will be successful in overcoming these risks or any other problems encountered with our European operations, some of which may be beyond our control.

      We will not control Shurgard Europe.

      After giving effect to our contemplated increased investment and ownership position in Shurgard Europe, Fremont Investors, Inc, one of our institutional partners that we refer to as Fremont, will continue to hold a 12.8% ownership interest in Shurgard Europe. Under the joint venture agreement governing Shurgard Europe, substantially all of the major decisions of Shurgard Europe require the approval of us and at least one of our remaining joint venture partners. These decisions include the disposition and acquisition of assets, entry into new markets, the hiring of key executives and financing arrangements. As a result, we may not be able to pursue business opportunities that we consider beneficial to Shurgard Europe if Fremont does not vote in favor of these actions.

      The joint venture agreement provides that if, by December 31, 2004, Fremont has not had an opportunity to liquidate its interest through an initial public offering or a sale of its ownership interest, it may initiate steps to retain an investment bank to value Shurgard Europe, at which time we have a preemptive right to purchase Fremont’s ownership interest at that value. If we do not purchase Fremont’s interest, certain procedures under the joint venture agreement could lead to an initial public offering or to the sale of Shurgard Europe or its assets. All joint venture partners’ interests in Shurgard Europe are subject to a right of first refusal. We, Recom (until Recom is liquidated as described below) and our European operating partners are subject to other restrictions on the transfer and sale of our ownership interests in Shurgard Europe. The operation of these provisions could continue to affect our ownership interest in, and the structure of, our European investment.

      Our indirect investments may result in liability against which we cannot protect.

      We have and may continue to make participating mortgages or acquire equity interests in partnerships, joint ventures or other legal entities that have invested in real estate. Our bylaws require that we satisfy several conditions before we make these indirect investments, including that the joint investment not jeopardize our eligibility to be taxed as a REIT or result in our becoming an investment company under the Investment Company Act of 1940, as amended. These investments carry risks that are not present when we invest directly in real estate and against which we may not be able to protect ourselves, including the risk that we may not control the legal entity that has title to the real estate, the possibility that the enterprise in which we invest has liabilities that are not disclosed at the time of the investment and the possibility that our investments are not easily sold or readily accepted as collateral by our lenders.

      All of our real estate investments in Europe are held indirectly through partnerships and joint venture arrangements, including our new First Shurgard joint venture. If we are unable to effectively control these indirect investments, or if they result in significant liabilities that were undisclosed at the time we entered into them, our business, financial condition and operating results may be materially adversely affected.

      Legislation or changes in accounting regulations or interpretations relating to such matters as variable interest entities, guarantees, stock options and capitalization of certain development overhead costs could substantially affect our financial reporting.

      We may be affected by legislation or changes in regulations or interpretations regarding certain accounting standards applied to our operations and certain of our existing financial and joint venture structures. Changes in accounting for unconsolidated investments and stock options may affect the accounting treatment or net income of certain of our investments. The Financial Accounting Standards Board, or FASB, has issued new rules on variable interest entities that will likely affect materially the accounting treatment of certain of our financial and joint venture structures and result in the consolidation of the assets, liabilities and operations of development joint ventures that we have not previously consolidated. These rules are new and are subject to an evolving set of interpretations that dictate whether we consolidate the assets, liabilities and operations of Shurgard Europe and certain other of our unconsolidated joint ventures. Further evolution of the interpretation of these rules may result in a different application of these rules to these operations.

      The implementation of the Jobs and Growth Tax Relief Reconciliation Act of 2003 may adversely affect the value of our common stock.

      On May 28, 2003, President Bush signed the Jobs and Growth Tax Relief and Reconciliation Act of 2003 into law, which provides favorable income tax rates for certain corporate dividends received by individuals through December 31, 2008. Under this new law, REIT dividends are not eligible for the preferential capital gain rates applicable to dividends unless the dividends are attributable to income that has been subject to corporate-level tax. As a result, substantially all of the distributions paid on our shares are not expected to qualify for such lower rates. This new law could cause stock in non-REIT corporations to be more attractive to investors than stock in REITs, which may negatively affect the value of, and the market for, our common stock.

      We have significant real estate holdings that can be difficult to sell in unfavorable economic conditions and that can have unpredictable decreases in value.

      Our primary business involves owning real estate-related assets and operating self storage centers. Real estate investments can be difficult to sell, especially when economic conditions are unfavorable. This makes it difficult for us to diversify our investment portfolio and to limit our risk when economic conditions change. Decreases in market rents, negative tax, real estate and zoning law changes, and changes in environmental protection laws may also increase our costs, lower the value of our investments and decrease our income, which would adversely affect our business, financial condition and operating results.

      Our real estate development and acquisition activities can result in unforeseen liabilities and increases in costs.

      Real estate development involves risks in addition to those involved in owning and operating existing properties. For example, we must hire contractors or subcontractors to develop our properties. Problems can develop with these relationships, including contract and labor disputes, unforeseen property conditions that require additional work and construction delays. These problems can increase construction and other costs and delay the date when tenants can occupy the property and pay us rent. Properties that we acquire may not meet our performance expectations, including projected occupancy and rental rates, and we may have overpaid for acquisitions. Failure of our properties to perform as expected or unforeseen significant capital improvements could decrease our cash flow. We may also have underestimated the cost of improvements needed for us to market a property effectively, requiring us to pay more to complete a project. If a number of these events were to occur, our business, financial condition and operating results would be adversely affected.

      We focus almost exclusively on the self storage business, which makes us vulnerable to changes in the profitability of self storage properties.

      Our investments focus on self storage business and related real estate interests. We do not expect to invest in other real estate or businesses to hedge against the risk that industry trends might decrease the profitability of our self storage-related investments. As a result, unfavorable changes in the self storage industry may have a material adverse effect on our business, financial condition and operating results.

      We would have great difficulty acquiring or developing properties without access to financing.

      In order to acquire and develop properties, we need access to financing sources. Currently, we finance acquisitions and development of properties through our existing credit facilities. Fluctuations in market conditions or in our operating results may cause us to violate the covenants of these existing credit facilities. If we cannot access our existing financing sources, we may need to obtain equity and/or alternative debt financing in order to continue to acquire and develop properties. If we obtain financing by issuing additional capital stock, we could further dilute the ownership of our existing shareholders. If we attempt to obtain financing by entering into alternative debt financing, we might not be able to obtain financing at reasonable interest rates, or at all. The inability to acquire and develop properties would have a material, adverse effect upon our business, financial condition and operating results.

      If we are unable to compete successfully against other companies in the self storage industry, our occupancy rates may decline.

      We face intense competition in every U.S. market in which our stores are located and to a lesser extent in Europe. Our competitors include national, regional and many local self storage operators and developers. Entry into the self storage business by acquiring existing properties is relatively easy for persons or entities with the required initial capital. Competition may increase if available funds for investment in real estate increase. Some of our competitors may have more resources than we do, including better access to financing, greater cash reserves and less demanding rules governing distributions to shareholders. Some competitors may have lower prices, better locations, better services or other advantages.

      Local market conditions will play a significant part in how competition affects us; additional competition has lowered occupancy levels and rental revenue of our self storage properties in specific markets from time to time. For example, from the first quarter of 2002 to the first quarter of 2003, occupancy of our properties in the Chicago market, where we had opened additional self storage facilities, dropped 5.4% resulting in decreased revenue of $152,500. If our occupancy rates or rental revenue decline, our business, financial condition and operating results will be adversely affected.

      We face possible liability for environmental cleanup costs and damages for contamination related to our properties.

      Because we own and operate real property, various federal, state, local and foreign laws (including European Union requirements) might impose liability on us for the costs of removing or remediating various hazardous substances released on, from or in our property. The principal U.S. federal laws that could affect us are the Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation, and Liability Act; foreign, state and local governments have also adopted separate but similar environmental laws and regulations that vary from country to country, state to state and locality to locality. These laws may impose liability whether or not we knew of or caused the release.

      Some of our properties were used for commercial activities involving matters regulated under environmental laws before we acquired them. We obtain environmental assessment reports on the properties we acquire, own or operate as we deem appropriate. However, the environmental assessments that we have undertaken might not have revealed all potential environmental liabilities or claims for such liabilities. The presence of hazardous substances on a property or the failure to meet environmental regulatory requirements may materially adversely affect our ability to use or sell the property, or to use the property as collateral for borrowing, and may cause us to incur substantial remediation or compliance costs. In addition, if hazardous substances are located on or released from one of our properties, we could incur substantial liabilities through a private party personal injury claim, a claim by an adjacent property owner for property damage or a claim by a governmental entity for other damages. This liability may be imposed on us under environmental laws or common-law principles. It is also possible that future enacted, amended or reinterpreted laws, ordinances or regulations will impose material environmental liability on us, that the current environmental conditions of properties we own or operate will be affected by other properties in the vicinity or by the actions of third parties unrelated to us or that our tenants will violate their leases by introducing hazardous or toxic substances into the properties we own or manage and expose us to liability under federal, state, local or foreign environmental laws or otherwise engage in activities that could expose us to such liabilities. The costs of defending these claims, conducting this environmental remediation, resolving liabilities caused by tenants or third parties or responding to such changed conditions could materially adversely affect our financial condition and results of operations.

      We must comply with the Americans with Disabilities Act and fire and safety regulations, which can require significant expenditures.

      All of our properties must comply with the applicable portions of the Americans with Disabilities Act and the related regulations, rules and orders, commonly referred to as the ADA, or similar applicable foreign laws. The ADA, for example, has separate compliance requirements for “public accommodations” and “commercial facilities,” but generally requires that buildings be made accessible to persons with disabilities. If we fail to comply with the ADA and other applicable laws, the U.S. or foreign government might impose fines on us and award damages to individuals affected by the failure. In addition, we must operate our properties in compliance with numerous local and foreign fire and safety regulations, building codes and other land use regulations. Compliance with these requirements can require us to spend substantial amounts of money, which could adversely affect our operating results. Failure to comply with these requirements may also affect the marketability of the properties.

      If property taxes increase, our yields on investments could decline.

      Each of our properties is subject to real property taxes. These real property taxes may increase in the future as property tax rates change and as our properties are assessed or reassessed by tax authorities. Depending on local market conditions, we may not be able to offset the tax increases through increases in rents or other income, which may adversely affect our business, financial condition and operating results.

      We face potential underinsured losses on our investments.

      We maintain title insurance on all of our U.S. properties and other property-related insurance on all of our U.S. and European properties. We exercise discretion in determining amounts, coverage limits and deductibility provisions of title, casualty and other insurance relating to our properties, taking into account the appraised or estimated value of the property in each case to obtain appropriate insurance coverage at a reasonable cost and on suitable terms. We currently carry the following insurance coverage:

•	commercial general liability insurance for our U.S. properties, covering up to an aggregate of $50,000,000, and subject to deductibles of $50,000 or $10,000 depending on the circumstances;

•	commercial general liability insurance for our European properties, covering up to an aggregate amount ranging from 1 million euro ($1.2 million as of July 1, 2003) to 6 million euro ($6.9 million as of July 1, 2003), and subject to deductibles ranging from 240 euro ($278 as of July 1, 2003) to 2,250 euro ($2,600 as of July 1, 2003), depending on the country in which the property is located;

•	property insurance for our U.S. properties, covering up to an aggregate of $50,000,000, with deductibles of $20,000 or $10,000 for general damages depending on the property, deductibles ranging from $25,000 to $1,000,000 in the case of flood damage depending on the circumstances of the flood, a minimum deductible of $100,000 in the case of damages due to named wind storms depending on the state in which the property is located, and a minimum deductible of $250,000 for earthquake damages depending on the state in which the property is located;

•	property insurance for our European properties, covering up to an aggregate amount ranging from 54 million euro ($63 million as of July 1, 2003) to 122 million euro ($141 million as of July 1, 2003), and subject to deductibles ranging from 700 euro ($900 as of July 1, 2003) to 5.4 million euro ($6.3 million as of July 1, 2003), depending on the country in which the property is located;

•	boiler & machinery insurance for our U.S. properties, covering up to $5,000,000 of direct damages with a $20,000 deductible; and

•	terrorism insurance on our properties in Belgium, the Netherlands and the United Kingdom, covering up to an aggregate amount in each country ranging from 7 million euro ($8.3 million as of July 1, 2003) to 122 million euro ($141 million as of July 1, 2003), and subject to deductibles ranging from 0 euro to 100,000 euro ($116,000 as of July 1, 2003), depending on the country in which the property is located.

Depending on the type of insurance, and subject to deductibles and coverage limits, we either receive direct payment of the replacement value of losses or tender the defense of a claim to the insurance carrier. This might mean that, in the event of a loss, our insurance coverage would not pay the full current market value or current replacement cost of our lost investment. Inflation, changes in building codes and ordinances, environmental considerations and other factors might also increase the replacement cost of a facility after it has been damaged or destroyed. In that case, the insurance proceeds that we receive might not be enough to restore us to our economic position with respect to the property.

      Terrorist attacks and the possibility of armed conflict may have an adverse effect on our business, financial condition and operating results and could decrease the value of our assets.

      Terrorist attacks and other acts of violence or war, such as those that took place on September 11, 2001, or the recent war with Iraq, could have a material adverse effect on our business and operating results. There can be no assurance that there will not be further terrorist attacks against the United States or any of the European countries in which we operate. Attacks or armed conflicts that directly impact one or more of our properties could significantly affect our ability to operate those properties and thereby impair our ability to achieve our expected results. Further, we may not have insurance coverage for losses caused by a terrorist attack. Such insurance may not be available, or if it is available and we decide, or are required by our lenders, to obtain such terrorism coverage, the cost for the insurance may be significant in relationship to the risk covered. In addition, the adverse effects that such violent acts and threats of future attacks could have on the U.S. economy or relevant foreign economies could similarly have a material adverse effect on our business, financial condition and results of operations. Finally, further terrorist acts could cause the United States or other countries where we operate to enter into armed conflict, which could further impact our business, financial and operating results.

Risks Relating to Qualification and Operation as a REIT

      We might lose REIT status and incur significant tax liabilities.

      We have elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, commencing with our taxable year ended December 31, 1994. So long as we meet the requirements under the Code for qualification as a REIT each year, we can deduct dividends paid to our shareholders when calculating our taxable income. For us to qualify as a REIT, we must meet detailed technical requirements, including income, asset, distribution and stock ownership tests, under several Code provisions that have not been extensively interpreted by judges or administrative officers. In addition, we do not control the determination of all factual matters and circumstances that affect our ability to qualify as a REIT. New legislation, regulations, administrative interpretations or court decisions might significantly change the tax laws with respect to REIT qualification or the federal income tax consequences of such qualification. We believe that we are organized so that we qualify as a REIT under the Code and that we have operated and will continue to operate so that we continue to qualify. However, we cannot guarantee that we will qualify as a REIT in any given year because:

•	the rules governing REITs are highly complex;

•	we do not control all factual determinations that affect REIT status; and

•	our circumstances may change in the future.

      For any taxable year that we fail to qualify as a REIT, we would not be entitled to deduct dividends paid to our shareholders from our taxable income. Consequently, our net assets and distributions to shareholders would be substantially reduced because of our increased tax liability. If we made distributions in anticipation of our qualification as a REIT, we might be required to borrow additional funds or to liquidate some of our investments in order to pay the applicable tax. If our qualification as a REIT terminates, we may not be able to elect to be treated as a REIT for the four taxable years following the year during which we lost the qualification.

      We may pay taxes even if we continue to qualify as a REIT.

      Even if we qualify as a REIT, we are required to pay some federal, state, local and foreign taxes on our income and our property. For example, Shurgard TRS, Inc. and certain of our other corporate subsidiaries have elected to be treated as taxable REIT subsidiaries. We will be subject to a 100% penalty tax on payments we receive from these subsidiaries if the economic arrangements between us and the subsidiaries are not comparable to similar arrangements between unrelated third parties. In addition, all of our European subsidiaries are subject to local taxation. We also could be subject to tax in the event we, among other things:

•	sell property that is considered to be inventory for federal income tax purposes;

•	sell, prior to March 25, 2005, certain assets we acquired from Shurgard Incorporated, our predecessor company; or

•	fail to satisfy certain distribution rules, as described below.

      Our REIT distribution requirements are complex and may create tax difficulties.

      To maintain our status as a REIT for federal income tax purposes, we generally must distribute to our shareholders at least 90% of our taxable income each year. In addition, we are subject to a 4% nondeductible excise tax on the amount by which our distributions for a calendar year are less than the sum of:

•	85% of our ordinary income for the calendar year;

•	95% of our capital gain net income for the calendar year; and

•	any amount of our income that we did not distribute in prior years.

For tax purposes, we may be required to treat interest, rent and other items as earned even though we have not yet received these amounts. In addition, we may not be able to deduct currently as expenses for tax purposes some items that we have actually paid. We could also realize income, such as income from cancellation of indebtedness, that is not accompanied by cash proceeds. If one or more of these events happened, we could have taxable income in excess of cash available for distribution. In such circumstances, we might have to borrow money or sell investments on unfavorable terms in order to meet the distribution requirement applicable to a REIT.

Other Risks

      Our current and potential investments in self storage businesses that are not real estate-related may result in losses.

      We have invested in self storage businesses that are not real estate-related and we might make more of these investments. For example, we have invested in and currently own, through our ownership of Shurgard TRS, Inc., all of the outstanding interests of Shurgard Storage To Go, LLC, or STG, a business that provides customers in limited U.S. markets with local delivery, pick up and storage of individual storage containers. STG faces the same risks that we do regarding losses resulting from competition and decreases in rent in the self storage market. In addition, because STG does not have significant real estate holdings or other marketable assets to borrow against, it might have difficulty borrowing necessary operating funds or attracting additional investments if economic conditions change, putting our investment at greater risk of loss.

SHURGARD EUROPE

Business Strategy

Overview

      We conduct our European operations through Shurgard Europe, a joint venture established to develop the Shurgard concept in selected European markets. Shurgard Europe began operations in 1995. Since then, it has built the largest self storage network in Europe with 96 storage centers and, we believe, established the most widely recognized European brand in the self storage industry. In each country, Shurgard Europe has followed a pattern of identifying market characteristics, testing its self storage product for customer acceptance and then moving quickly to establish a substantial presence in the target market. Shurgard Europe’s continuing expansion plans focus on five key markets: the Benelux region (which includes Belgium, the Netherlands and Luxembourg), France, Scandinavia (including Sweden and Denmark), the United Kingdom and, more recently, Germany. It is also evaluating expansion into Spain and Italy. We believe this base of 96 operating storage centers, coupled with its 11 additional development properties, its planned additional developments and its existing infrastructure, provide Shurgard Europe with a competitive advantage and the opportunity to continue its market leadership throughout Europe.

      We believe that the European market represents a strong growth opportunity for the self storage business. European consumers tend to live in more densely populated areas and smaller living spaces that make self storage an attractive option. Based on our experience, we believe that the self storage industry is not well established in Europe and that it represents an underserved market. As of January 1, 2002, the U.S. population, according to the Population Division, U.S. Census Bureau, was approximately 290 million and, based on our estimates, was served by more than 35,000 self storage centers. Meanwhile, the population of the six European countries in which Shurgard Europe operated, according to European Union statistics, as posted on http://europa.eu.int, was approximately 159 million and, based on our estimates, was served by fewer than 600 self storage centers.

      The business strategies that Shurgard Europe employs in its operations are substantially the same as those that we employ in the United States. Shurgard Europe has tested its self storage product with local consumers in six European countries and has tailored its product in each market to meet their needs. Based on this process, we believe that the self storage concept has received wide customer acceptance in the markets in which Shurgard Europe operates and that Shurgard Europe’s customers are motivated by the same factors as our U.S. customers. We have observed that the primary factors driving the need for self storage in both the United States and Europe relate to changes in either the business environment or one’s personal life. Examples of these changes include changes in the economy, relocation, divorce, seasonal fluctuations in inventory levels and renovations. The length of stay, customer use and customer profile of European customers is also similar to our U.S. customers. Because of the density of the areas where Shurgard Europe develops properties and the limited availability of land, substantially all of the European stores have multistory buildings. In general, we have found that European customers prefer interior units in large buildings, which are perceived as being safer than the drive-up units in single story buildings. Additionally, there are fewer acquisition opportunities in the European markets.

      During Shurgard Europe’s eight-year history in Europe, it has made a substantial investment in the infrastructure necessary to develop and successfully operate self storage centers on a pan-European basis. This infrastructure includes a full compliment of specialized personnel at the country level, as well as for pan-European purposes, related to development, design and construction of new storage centers, management implementation and oversight of Shurgard Europe’s storage centers, accounting, reporting and finance, information technology, legal, human resources and marketing. As of June 30, 2003 approximately 38% of Shurgard Europe’s employees represented support personnel necessary to build, operate and expand Shurgard Europe’s platform.

      The cost of creating and maintaining this well developed infrastructure has had an adverse effect on Shurgard Europe’s results of operations and has hindered its profitability. The resulting infrastructure has, however, enabled it to accelerate its expansion in six countries simultaneously over the past two years and, we believe, will permit it to develop and expand the self storage concept in its target markets under the Shurgard brand at a similar rate. We also believe that this infrastructure gives Shurgard Europe a competitive advantage over other operators in Europe, who generally operate in only one country, and non-European operators who would be required to make a comparable investment in infrastructure in order to compete.

      As of March 31, 2003, Shurgard Europe was operating 96 storage centers in Belgium, France, the Netherlands, Sweden, the United Kingdom and Denmark. It also has 11 properties under development in these countries and Germany, eight of which it has transferred to First Shurgard. We anticipate that for the next 12 to 18 months First Shurgard will hold most of the properties developed under the Shurgard brand in Europe. Today, Shurgard Europe employs over 380 employees with a senior management team made up of seasoned managers with substantial local development, finance, operations and marketing experience.

Development Yields

      Since 1995, both our and Shurgard Europe’s growth strategy have emphasized development of new stores. As part of our decision whether to build a particular store, we generally set a target yield on cost at a certain future date. In the United States, we typically target an 11.0% to 11.5% yield. In Europe, our targeted yield is typically 12.0% to 12.5%.

      The following table presents the average annual development yields on costs Shurgard Europe has achieved for European same stores since 1995. Our development yields for the United States are shown for comparison purposes. We calculated the average yields of all stores developed for each period. For example, a store first open for business in Sweden in 1997 is included in the European stores open for 48 months or more. The yield for each store for a given period was calculated by taking net operating income for the first quarter of 2003 (before deducting any management fees), multiplying by four to achieve an annualized number, and dividing by the total project costs associated with the development of that store. Due to the seasonality that we have historically experienced in our business, the first quarter operating results are generally the weakest that we would experience throughout the year. The calculated yield for each period is the weighted average of the sum of all individual store yields for each period.

	Number of	European Stores	Number of	U.S. Stores
Months Open	European Properties	Yield on Cost	U.S. Properties	Yield on Cost

48 or more	16	14.3%	53	11.3%
36 or more	28	11.8%	73	11.0%
24 or more	47	10.5%	99	10.0%

The European Self Storage Industry

      The European self storage industry is not well established, and there are relatively few self storage operators in Europe. Many European customers are not aware of the self storage concept, and the population in general does not have established habits of using self-storage.

      Full service storage has traditionally been provided in Europe as an ancillary service by moving companies. That service is typically more expensive than self-storage and does not allow direct access by customers to their goods, resulting in little control over, and unknown security risks for, the user goods. In addition, most moving companies require advance notice to retrieve goods and charge handling fees and minimum monthly fees, making the cost of smaller storage requirements very expensive. While a limited number of specialty storage companies provide commercial moving services or store goods that require a certain level of security or temperature control, fees for these specialty services are generally much higher than traditional movers and impose the same restrictions on customer access and handling. Even in the relatively few areas of Europe where self storage has been available, operators have traditionally placed little emphasis on the factors we consider to be critical to the success of the business, such as location, quality facilities, convenience and service.

Competition

      The self storage industry in Europe is relatively new, making it difficult to obtain reliable statistics regarding the level of competition throughout Europe. Shurgard Europe tracks and maintains information regarding competitors in the markets in which it operates, and in the markets that it has considered, or is considering, for expansion. Based on this information, and on industry publications that have attempted to estimate the size of the self storage industry in Europe, we believe the self storage market in the European countries in which Shurgard Europe operates is currently comprised of fewer than 600 facilities. Of these facilities, we believe approximately 300 to 350 are located in the United Kingdom, with the remainder in continental Europe.

      The following table presents the number of Shurgard Europe storage centers in each country in which it operates as well as Shurgard Europe’s internal estimates of the total number of storage centers in each country.

		Estimated
	Shurgard Europe	Storage
	Storage	Centers per
	Centers	Country(1)

France	23	91
Netherlands	22	51
Sweden	20	33
Belgium	17	19
United Kingdom	10	350
Denmark	4	11

Total	96	555

(1)	We are not aware of any third-party survey or other source of centralized information regarding the number of self storage properties operated in Europe. These estimates are based entirely on Shurgard Europe’s internal estimates.

      As illustrated by the above table, on an individual market basis, Shurgard Europe has a leading position in the Belgian market, where it began operations, and has a significant presence in France, the Netherlands and Sweden. Of the countries in which Shurgard Europe operates, it faces the most significant competition in the relatively more mature U.K. market.

Investment Strategy

      We believe that Shurgard Europe’s business plan realizes the benefits, and meets the challenges, of the business opportunity in Europe by combining local development and operations expertise with centralized management of common functions and capital formation. Therefore, Shurgard Europe has simultaneously:

•	concentrated development activities in the most attractive markets;

•	pursued and obtained pan-European financing for its business; and

•	created portfolio diversification and operating efficiencies through selective entry into additional markets.

      Shurgard Europe seeks to become the recognized leader in self storage in each market it enters by providing well-located, high quality self storage centers and a high level of customer service. Its investment strategy focuses on:

•	extending its market leadership;

•	developing brand equity through superior service and superior assets; and

•	attaining the highest sustainable investment returns.

Using this strategy, Shurgard Europe seeks to create a customer service-oriented corporate culture with a multi-country development platform capable of opening high quality centers in prime locations at a rapid pace.

      We believe that Shurgard Europe’s primary competitive advantages are its uniquely trained workforce, well developed infrastructure, high quality portfolio of assets and our combined experience in the U.S. and European self-storage industries.

Capital Strategy; First Shurgard Joint Venture

      In the past, Shurgard Europe has used a combination of equity and debt to develop, acquire and operate its storage centers. In May 2003, in response to favorable market conditions, Shurgard Europe expanded its capital strategy to include development joint ventures by partnering with Crescent to form First Shurgard. Shurgard Europe owns a 20% interest in First Shurgard. First Shurgard has equity commitments of 12.5 million euro from Shurgard Europe and 50 million euro from Crescent and has obtained a non-recourse five-year debt facility for 85 million euro from a group of commercial banks. A second phase of the joint venture arrangement provides for additional equity financing of 33 million euro, subject to the availability of acceptable debt financing and certain other conditions. We anticipate that for the next 12 to 18 months First Shurgard will develop and operate under the Shurgard brand most of Shurgard Europe’s new self storage properties.

      As a part of the joint venture arrangement, Shurgard Europe will receive development fees equal to 7% of the cost of newly developed storage centers, together with reimbursement of certain out-of-pocket costs. In addition, First Shurgard and Shurgard Europe will enter into a 20-year management agreement under which Shurgard Europe will receive management fees equal to 7% of revenues, but not less than 50,000 euro per year for each storage center in operation. The joint venture arrangement also provides that, in addition to its initial 20% ownership interest, Shurgard Europe will receive an additional 20% of First Shurgard’s income and cash flow after each of Shurgard Europe and Crescent has received an internal rate of return of 12% on its equity investment. Shurgard Europe may receive additional returns if Crescent receives higher internal rates of return. First Shurgard will own the developed storage centers, subject to the management agreements, and Shurgard Europe has no obligation or right to purchase the properties.

      We believe that this structure provides several advantages to Shurgard Europe at this stage in its growth. It allows Shurgard Europe to expand the coverage of the Shurgard brand with less capital and, therefore, represents a more efficient use of its capital. While Shurgard Europe may not acquire the First Shurgard properties, the development and management fees from First Shurgard provide it with a stable long-term return on its invested capital. In addition, Shurgard Europe has transferred eight of its storage centers currently under development to First Shurgard under the joint venture arrangement. This will allow Shurgard Europe’s existing portfolio of 96 storage centers to mature into a stable asset base as an increasing proportion of centers reach stabilized occupancy, without offset from start-up losses arising from newly opened storage centers except with regard to our 20% interest. We believe that this group of properties will become a solid core of Shurgard Europe’s business, providing greater stability and, through increased cash flow from maturing properties, greater flexibility to respond to future business opportunities that may arise in the European self storage markets. Shurgard Europe plans to continue to reassess its capital strategy as market conditions change and the properties mature.

European Business and Properties

      The following map shows the number of properties in each country where Shurgard Europe operated as of March 31, 2003:

      The following table sets forth information regarding weighted average occupancy and weighted average rent per square foot for Shurgard Europe’s self storage properties for the years ended December 31, 2000, 2001 and 2002. The occupancy and rental rates in this and the following table are affected by new stores, which, once opened, go through a “lease-up” period during which occupancy is generally lower than at later stages. In addition, rental rates are affected by currency exchange rates. The impact of new stores and currency exchange rates will affect the comparability from year to year and is not indicative of operating results.

	No. of
	Properties		Average Occupancy				Average Rent per Square Foot
	as of	Percentage
	March 31,	of 2003				March 31,				March 31,
	2003	Revenue(1)	2000	2001	2002	2003	2000	2001	2002	2003

Belgium	17	17.4%	56%	72%	69%	70%	$11.66	$12.04	$11.90	$13.16
Denmark	4	2.3	—	24	21	34	—	16.25	16.85	17.11
France	23	26.3	39	50	53	55	20.12	19.23	19.18	20.93
Netherlands	22	17.2	37	41	43	46	15.24	15.91	15.63	16.89
Sweden	20	21.3	53	54	52	58	17.20	18.19	17.59	18.06
United Kingdom	10	15.5	25	55	57	52	26.03	26.75	25.91	29.88

Total	96	100.0%

Weighted Average			46%	55%	53%	55%	$15.69	$16.91	$16.88	$18.43

(1)	Revenue includes all store revenue regardless of ownership interest in the property.

      The following table sets forth information for all of Shurgard Europe’s properties regardless of percentage ownership. The table provides weighted average occupancy and weighted average rent per square foot for the years ended December 31, 1998 through December 31, 2002.

	1998	1999	2000	2001	2002

Number of properties (at year end)	16	28	47	72	96
Weighted average occupancy	57%	40%	46%	55%	53%
Weighted average rent per square foot	$12.10	$14.35	$15.69	$16.91	$16.88

      The following tables include certain financial and operating information that illustrates Shurgard Europe’s performance. The data included in the following discussion and tables reflect total European operations as of March 31, 2003, regardless of our percentage ownership.

Summary of European Properties

	Number of	Total Net
	Open	Rentable	Estimated
Country	Properties	Sq. Ft.(1)	Total Cost(1)

	(dollars in millions)
Belgium	17	1,007,000	$65.5
Denmark	4	215,000	23.4
France	23	1,241,000	112.2
Netherlands	22	1,197,000	109.7
Sweden	20	1,127,000	96.7
United Kingdom	10	539,000	90.5

Total	96	5,326,000	$498.0

(1)	These amounts represent total net rentable square feet and estimated total cost when all phases are complete.

European Same Store Operations

      European Same Stores include existing stores acquired prior to January 1 of the previous year as well as developed properties that have been operating for a full two years as of January 1 of the current year. The following table summarizes European Same Store operating performance for the three months ended March 31, 2003.

	Three Months Ended March 31,

	2002(1)	2003(1)	% Change

	(dollars in thousands, except average rent)
Real estate operations revenue	$9,121	$10,080	10.5%
Direct operating and real estate tax expense(2)	3,447	3,824	10.9

Net operating income	5,674	6,256	10.3
Indirect operating and leasehold expense(3)	1,691	1,652	(2.3)

Net operating income after indirect operating and leasehold expense	$3,983	$4,604	15.6

Average annual rent per sq. ft.(4)	$17.34	$18.64	7.5
Average sq. ft. occupancy	72%	74%	—
Total net rentable sq. ft.	2,720,000	2,720,000	—
No. of properties	47	47	—

(1)	All amounts have been translated from local currencies using the average exchange rate for the first quarter of 2003.

(2)	Direct operating and real estate tax expense includes all direct property and real estate tax expense. It does not include any allocation of indirect operating expense.

(3)	Indirect operating expense includes certain shared property costs such as district and regional management, national contracts personnel and marketing, as well as certain overhead costs allocated to property operations such as business information technology, human resources and accounting. It does not include internal real estate acquisition cost or abandoned development expense. Indirect operating expense is allocated to stores based on number of months in operation during the period. Indirect operating and leasehold expense includes leasehold expense of $244,000 for the three months ended March 31, 2002 and $283,000 for the three months ended March 31, 2003.

(4)	Average annual rent per square foot is calculated by dividing actual rent collected by the average number of square feet occupied during the period.

      Real estate operations revenue increased 10.5% from the first quarter of 2002 to the first quarter of 2003 when translated at constant exchange rates. The increase in rental revenue for these stores is a result of a 7.5% increase in rates and a two percentage point increase in occupancy. Revenue in U.S. dollars, when translated at the applicable average period rates, increased by 35.2% due to a change in currency exchange rates from the first quarter of 2002 to the first quarter of 2003. Decreases in indirect operating expense are the result of spreading certain fixed costs over more stores as Shurgard Europe’s network expands. The yield for these stores for the first quarter of 2003 was 10.5% (calculated as annualized net operating income after lease payments divided by the cost). The European Same Store table above includes 25 stores that were still in the lease-up stage during 2003. Excluding the impact of these stores, rental revenue increased 2%, occupancy decreased 5% and rental rates increased 7%, resulting in a net operating income increase for the remaining 22 stores of 1%.

      These European properties generated $6.3 million in net operating income for the three months ended March 31, 2003, compared to $4.6 million for the first quarter of 2002.

      The following tables reconcile same store revenue and net operating income after operating and leasehold expense to net income as reported in the consolidated financial statements of Shurgard Europe for the quarters ended March 31, 2002 and 2003. Same store revenues and net operating income are supplemental non-GAAP financial measures that we believe are valuable in analyzing the growth of stores that have reached stabilized occupancy and for which historical data is available. We believe that it is important to provide these measures to allow investors to compare revenue and asset growth rates and that same store revenue and net operating income are useful benchmarks of the value of Shurgard Europe’s operations over time and provide a useful measure for analyzing the value of our common stock.

	Three months ended March 31, 2002

	Same Stores(1)	Same Stores(2)	New Stores	Total

Real estate operations revenue	$9,121	$(1,663)	$1,132	$8,590
Direct operating and real estate tax expense	3,447	(628)	1,844	4,663

Consolidated net operating income	5,674	(1,034)	(713)	3,927
Indirect and leasehold expense	1,691	(308)	1,817	3,200

Consolidated net operating income after indirect and leasehold expense	$3,983	$(726)	$(2,530)	$727

(1)	These same store amounts have been translated using the average exchange rate for the first quarter of 2003.

(2)	These amounts reflect the adjustments required to reconcile same store amounts as translated using the average exchange rate for the first quarter of 2003 to the same store amounts as translated using the average exchange rate for the first quarter of 2002.

	Three months ended March 31, 2003

	Same Stores(1)	New Stores	Total

	(in thousands)
Real estate operations revenue	$10,080	$4,223	$14,303
Direct operating and real estate tax expense	3,824	4,005	7,829

Consolidated net operating income	6,256	218	6,474
Indirect and leasehold expense	1,652	3,794	5,446

Consolidated net operating income after indirect and leasehold expense	$4,604	$(3,576)	$1,028

(1)	These same store amounts have been translated using the average exchange rate for the first quarter of 2003.

	Three months ended
	March 31,

	2002	2003

	(in thousands)
Total real estate operations revenue	$8,590	$14,303
Other income	3	(1)

Total revenue	$8,593	$14,302

Consolidated net operating income after indirect and leasehold expense	$727	$1,028
Other revenue	3	(1)
Depreciation and amortization	(2,630)	(4,105)
Net interest expense	(4,609)	(8,403)
Exchange translation gain on bonds payable		1,506
Provision for taxes	1,986	3,136

Net income	$(4,523)	$(6,839)

European Development

      In 2000, Shurgard Europe opened 19 storage centers for an estimated total cost of $100.1 million, which will have approximately 1.1 million net rentable square feet when all phases are complete. The average occupancy as of March 31, 2003 was 68% after an average of 30 months of operations. These storage centers generated $2.2 million of net operating income for the three months ended March 31, 2003.

      In 2001, Shurgard Europe opened 25 storage centers for an estimated total cost of $131.4 million and will have over 1.3 million net rentable square feet when all phases are complete. The average occupancy as of March 31, 2003 was 53% after an average of 18 months of operations. These storage centers generated $1.1 million of net operating income for the three months ended March 31, 2003.

      In 2002, Shurgard Europe opened 24 storage centers for an estimated total cost of $138.3 million and will have approximately 1.3 million net rentable square feet when all phases are complete. The average occupancy as of March 31, 2003 was 24% after an average of six months of operations. These storage centers had a net operating loss of $846,000 for the three months ended March 31, 2003.

      The following table summarizes European developments by country during the past three years:

			Total	Total Net
			Cost	Rentable Sq.
		Estimated	as of	Ft. When All
	Number of	Total	March 31,	Phases Are
	Properties	Cost(1)	2003(1)	Complete

	(dollars in millions)
Opened in 2000
Belgium	3	$12.3	$12.4	186,000
France	7	34.7	34.5	407,000
Netherlands	5	25.3	21.4	284,000
Sweden	2	10.1	9.4	123,000
United Kingdom	2	17.7	16.9	95,000

Total:	19	$100.1	$94.5	1,095,000

Opened in 2001
Belgium	1	$3.2	$3.1	51,000
Denmark	2	11.2	11.0	110,000
France	5	28.3	25.2	280,000
Netherlands	9	42.1	40.9	484,000
Sweden	6	27.6	25.9	315,000
United Kingdom	2	19.0	17.9	102,000

Total:	25	$131.4	$124.0	1,342,000

Opened in 2002
Belgium	2	$6.1	$6.0	101,000
Denmark	2	12.2	9.6	106,000
France	7	37.3	35.9	376,000
Netherlands	7	35.7	30.6	368,000
Sweden	3	16.1	14.4	151,000
United Kingdom	3	30.9	28.3	163,000

Total:	24	$138.3	$124.8	1,265,000

(1)	The actual completed cost of these projects have been translated into U.S. dollars and will vary over time due to changes in exchange rates.

      In addition to the above completed developments, Shurgard Europe currently has another 11 storage centers under construction. The following table summarizes European development projects in progress as of March 31, 2003. Shurgard Europe has transfered eight of these projects to First Shurgard under their joint venture arrangement.

				Total Net
				Rentable
			Total Cost	Sq. Ft.
		Estimated	as of	When All
	Number of	Completed	March 31,	Phases are
Country	Properties	Cost(1)	2003(1)	Complete

	(dollars in millions)
Belgium	1	$2.8	$0.5	44,000
The Netherlands	2	10.8	5.8	105,000
Germany	2	11.4	4.0	108,000
France	3	16.1	8.2	162,000
Sweden	1	4.5	2.9	53,000
Denmark	1	6.5	2.6	51,000
United Kingdom	1	9.1	8.0	43,000

Total	11	$61.2	$32.0	566,000

(1)	The cost of these projects are reported in U.S. dollars and could vary due to changes in exchange rates, delays during construction caused by weather, unforeseen site conditions, labor shortages, personnel turnover, scheduling problems with contractors, subcontractors or suppliers, or resource constraints.

Increased Ownership in Shurgard Europe

      During the first half of 2003, we increased our ownership interest in Shurgard Europe from 7.6% to 60.7% (1) directly through the acquisition of CSFB’s 10.6% ownership interest in Shurgard Europe on April 30, 2003 for $49.7 million and (2) indirectly through our ownership interest in Recom as discussed below. Recom is a Belgian partnership that holds debt and equity interests in Shurgard Europe. We are in the process of further increasing our ownership interest in Shurgard Europe and intend to liquidate Recom later in 2003, subject to the approval of the other owners of Recom, so that our entire equity interest in Shurgard Europe will be owned directly.

Acquisition of Additional Institutional Partner Interests

      As of June 30, 2003, three unaffiliated institutional partners directly owned 30.5% of Shurgard Europe. The three institutional partners, which own their interest through affiliated entities, are Deutsche Bank (12.8%), Fremont (12.8%) and AIG (7.1%).

      In June 2003, we entered into agreements to acquire Deutsche Bank’s 12.8% ownership interest and AIG’s 7.1% ownership interest for an aggregate of 90.6 million euro ($105.0 million as of July 1, 2003) assuming that we close these transactions on July 31, 2003. Completion of the Deutsche Bank and the AIG transactions is contingent on the closing of the proposed offering of our common stock and is expected to occur in the third quarter of 2003.

      The following table shows the ownership structure of Shurgard Europe as of June 30, 2003 and the ownership structure after taking into account our purchase of additional ownership interests from Deutsche Bank and AIG and the expected liquidation of Recom as described below.

	Percentage Interest	Acquisition of	Percentage Interest
	as of June 30,	Interests by	following
Owner	2003(1)	Shurgard	Acquisition

Shurgard(2)	60.7%	19.9%	80.6%
Deutsche Bank	12.8	(12.8)	—
AIG	7.1	(7.1)	—
Fremont(3)	12.8	—	12.8
European operating partners(4)	4.6	—	4.6
Shurgard Europe employees(5)	2.0	—	2.0

Total	100.0%	0.0%	100.0%

(1)	Percentage interests assume the exercise of outstanding warrants to purchase interests in Shurgard Europe as described below.

(2)	We own a 13.3% ownership interest in Shurgard Europe directly and a 47.4% ownership interest in Shurgard Europe indirectly through Recom.

(3)	Fremont declined to sell us its ownership interest in Shurgard Europe at the price we offered to Deutsche Bank and AIG.

(4)	Our European operating partners consist of several Belgian entities owned by European entrepreneurs who worked with us in 1995 to establish Shurgard Europe’s operations and who joined us as original investors in Shurgard Europe.

(5)	Certain current and former employees of Shurgard Europe are equity owners in a Luxembourg entity that owns an interest in Recom.

      Shurgard Europe is managed by a board of managers in which, once the Deutsche Bank and AIG transactions are closed, we will hold 80.4% of the votes, our European operating partners will hold approximately 7.1% and Fremont, as the sole remaining institutional investor, will hold approximately 12.5%. Substantially all major decisions will continue to require the approval of us and at least one of our remaining joint venture partners. The joint venture agreement provides that if, by December 31, 2004, Fremont has not had an opportunity to liquidate its interest through an initial public offering or a sale of its ownership interest, it may initiate steps to retain an investment bank to value Shurgard Europe, at which time we have a preemptive right to purchase Fremont’s ownership interest at that value. If we do not purchase Fremont’s interest, certain procedures under the joint venture agreement could lead to an initial public offering or to the sale of Shurgard Europe or its assets. All joint venture partners’ interests in Shurgard Europe are subject to a right of first refusal. We, Recom (until Recom is liquidated as described below) and our European operating partners are subject to other restrictions on the transfer and sale of our ownership interests in Shurgard Europe. The operation of these provisions could continue to affect our ownership interest in, and the structure of, our European investment.

Recom Transactions

      Increase in Recom Ownership. On June 20, 2003, we loaned $153.0 million to Recom, which Recom then used to repay the outstanding balance of, and certain costs relating to, Recom’s principal credit facility that matured on June 21, 2003. Our loan to Recom matures on December 31, 2004, bears interest at EURIBOR plus 200 basis points and is secured by Recom’s ownership interests in Shurgard Europe.

      On June 28, 2003, under agreements related to the Recom credit facility, we purchased additional Recom shares representing 79.0% of Recom’s capital stock for a price of $856,000. Entities owned by our European operating partners and by certain current and former Shurgard Europe employees, which were original shareholders of Recom with us, also purchased additional Recom shares at the same price per share. As a result of these transactions, we now own 88.1% of Recom, our European operating partners own 8.2% and the Shurgard Europe employees own 3.7%.

      Recom is managed by an officer of Shurgard. Any significant capital commitment or any sale of assets requires unanimous approval of all partners. We, our European operating partners and the Shurgard Europe employees each have the right to increase our respective equity interests in Recom, pro rata in proportion to our current ownership, by purchasing additional Recom shares at a fixed price of 74.37 euro ($86.12 as of July 1, 2003) per share.

      Recom’s Equity and Debt Interests in Shurgard Europe. As of June 30, 2003, Recom’s investment in Shurgard Europe consisted of the following:

•	Recom has a 53.8% equity interest in Shurgard Europe, consisting of (1) an existing equity investment of 16.1 million euro ($18.4 million at historical exchange rates), representing a 22.5% ownership interest in Shurgard Europe, and (2) warrants to purchase additional equity, representing a 31.3% ownership interest in Shurgard Europe, for a price that increases monthly in accordance with a schedule. We and our European operating partners also hold warrants representing a 1.5% and 0.1% ownership interest in Shurgard Europe, respectively, on the same terms as the Recom warrants. The aggregate exercise price of all of these warrants is 126.2 million euro in July 2003 ($146.1 million as of July 1, 2003).

•	Recom made a subordinated loan to Shurgard Europe in 1999 that bears interest at 8.25% per annum, matures in 2009 and is prepayable. The outstanding balance as of June 30, 2003 was 126.8 million euro ($146.8 million as of July 1, 2003) and will increase to 127.6 million euro at July 31, 2003 ($147.8 million as of July 1, 2003), as interest accrues.

      The repayment of Recom’s subordinated loan to Shurgard Europe requires the consent of Shurgard Europe’s commercial banking group. Subject to obtaining this consent, the Shurgard Europe warrant holders intend to exercise their warrants to purchase additional interests in Shurgard Europe. Shurgard Europe will use the proceeds from the warrant exercises to repay substantially all of the subordinated loan to Recom.

      Recom Liquidation. Following these transactions, we intend to liquidate Recom, subject to the approval of the other owners of Recom. In a liquidation, Recom would distribute to each Recom owner its pro rata portion of the Shurgard Europe interests owned by Recom, subject to the owner’s pro rata allocation of our $153.0 million loan (secured by the owner’s Shurgard Europe interests). In the course of the liquidation, our pro rata portion of the loan (approximately $134.3 million) would become equity. The balance of the loan would be assumed by our European operating partners ($12.5 million) and the Shurgard Europe employees ($5.7 million) and would represent a loan receivable by us.

Accounting Treatment for Shurgard Europe

      Following the transactions to increase our ownership in Shurgard Europe and the Recom liquidation, we will account for our investment in Shurgard Europe in accordance with the equity method and not by consolidation, even though we will own 80.6% of Shurgard Europe. By virtue of the terms of the joint venture agreement that governs Shurgard Europe, we and Fremont will share decision-making authority with respect to major decisions. Under accounting rules, therefore, we will not have sufficient control to require or permit full consolidation of Shurgard Europe financial statements.